Exhibit 99.1

FOR RELEASE

Date: January 21, 2026

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Nick Barzee
SVP & CFO
(518) 943-2600
nickb@tbogc.com

Greene County Bancorp, Inc. Delivers Net Income of $10.3 Million for the Quarter Ended
December 31, 2025, the Highest Quarterly Earnings in the Bank’s 137-Year History

Catskill, N.Y. – January 21, 2026 - Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for the Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and six months ended December 31, 2025, which is the second quarter of the Company’s fiscal year ending June 30, 2026. Net income for the three and six months ended December 31, 2025, was $10.3 million, or $0.60 per basic and diluted share, and $19.2 million, or $1.13 per basic and diluted share, respectively, as compared to $7.5 million, or $0.44 per basic and diluted share, and $13.8 million, or $0.81 per basic and diluted share, for the three and six months ended December 31, 2024, respectively. Net income increased $5.4 million, or 39.3%, when comparing the six months ended December 31, 2025 and 2024.

Highlights:
•	Net Income: $19.2 million for the six months ended December 31, 2025, a new record high
•	Total Assets: $3.1 billion at December 31, 2025, a new record high
•	Net Loans: $1.7 billion at December 31, 2025, a new record high
•	Return on Average Assets: 1.27% for the six months ended December 31, 2025
•	Return on Average Equity: 15.45% for the six months ended December 31, 2025
•	Recognized as Top-Performing Bank in Piper Sandler’s Class of 2025 Sm-All Stars

Donald Gibson, President & CEO stated: “This quarter represents a defining milestone for our organization, achieving the highest earnings in our 137-year history while successfully launching our first Saratoga County office, on time and under budget. This demonstrates the strength of our strategy, the discipline of our execution and the dedication of our entire team. Our expansion positions us in a high-growth market and aligns with our strategy of disciplined capital deployment to enhance long-term shareholder value.”

Mr. Gibson added: “The Company continues to see strong momentum across its core business lines, supported by conservative risk management and a focus on operating fundamentals. Our performance underscores our long-standing commitment to building shareholder value while serving the financial needs of our communities. We are proud of our legacy and even more excited about the opportunities ahead.”

Greene County Bancorp, Inc. was recognized as a top-performing bank in Piper Sandler’s Class of 2025 Bank & Thrift Small-Cap All Stars, an honor recognizing top-performing banks in the small cap segment. The Company ranked 9th out of 24 recognized banks and thrifts and has been included on the list a total of nine times since its inception in 2004, which is more than any other bank in the 2025 class.

Total consolidated assets for the Company were $3.1 billion at December 31, 2025, primarily consisting of $1.7 billion of net loans and $1.2 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.6 billion at December 31, 2025, consisting of retail, business, municipal and private banking relationships.

Pre-provision net income was $20.6 million for the six months ended December 31, 2025 as compared to $14.9 million for the six months ended December 31, 2024, an increase of $5.7 million, or 38.7%. Pre-provision net income measures the Company’s net income not including the provision for credit losses. Management believes that this non-GAAP measure assists investors in comprehending the impact of the provision for credit losses on the Company’s reported results, offering an alternative view of the Company’s performance and the Company’s ability to generate income in excess of its provision for credit losses. The Company strategically managed its balance sheet by focusing on higher-yielding loans and securities and lowering deposit rates to align with the Federal Reserve’s recent interest rate cuts. This resulted in a higher net interest margin for the three and six months ended December 31, 2025 as compared to the three and six months ended December 31, 2024. The Company will continue to monitor the Federal Reserve and interest rates paid on deposits, while maintaining our long-term customer relationships.

Selected highlights for the three and six months ended December 31, 2025, are as follows:

Net Interest Income and Margin
•
Net interest income increased $5.0 million to $19.1 million for the three months ended December 31, 2025, from $14.1 million for the three months ended December 31, 2024. Net interest income increased $9.4 million to $36.6 million for the six months ended December 31, 2025, from $27.2 million for the six months ended December 31, 2024. The increase in net interest income for the three and six months ended December 31, 2025, was due to an increase in the average balance of interest-earning assets, which increased $241.1 million and $240.4 million when comparing the three and six months ended December 31, 2025 and 2024, respectively, an increase in interest rates earned on interest-earning assets, which increased 20 and 19 basis points when comparing the three and six months ended December 31, 2025 and 2024, respectively, and a . The increase in net interest income was offset by an increase in the average balance of interest-bearing liabilities, which increased $220.1 million and $221.6 million when comparing the three and six months ended December 31, 2025 and 2024, respectively.

Average loan balances increased $162.6 million and $160.2 million and the yield on loans increased 21 and 19 basis points when comparing the three and six months ended December 31, 2025 and 2024, respectively. The average balance of securities increased $107.4 million and $97.6 million and the yield on such securities increased 27 and 26 basis points when comparing the three and six months ended December 31, 2025 and 2024, respectively. Average interest-bearing bank balances and federal funds decreased $29.9 million and $18.4 million and the yield on interest-bearing bank balances and federal funds decreased 56 and 72 basis points when comparing the three and six months ended December 31, 2025 and 2024, respectively.

The cost of NOW deposits decreased 41 basis points for both the three and six months ended December 31, 2025 and 2024, respectively, and the cost of certificates of deposit decreased 63 and 74 basis points when comparing the three and six months ended December 31, 2025 and 2024, respectively. The growth in interest-bearing liabilities was primarily due to an increase in average NOW deposits of $202.3 million and $196.0 million and an increase in average certificates of deposits of $39.3 million and $50.5 million when comparing the three and six months ended December 31, 2025 and 2024, respectively. This was partially offset by a decrease in average savings and money market deposits of $16.4 million and $16.1 million, and a decrease in borrowings of $5.2 million and $8.8 million when comparing the three and six months ended December 31, 2025 and 2024. Yields on interest-earning assets increased and costs of interest-bearing deposits decreased when comparing the three and six months ended December 31, 2025 and 2024, as the Company continued to reprice assets into the higher interest rate environment, and continued a strategic reduction in deposit rates that aligns with the Federal Reserve’s rate cuts.

•
Net interest rate spread increased 54 basis points to 2.34% for the three months ended December 31, 2025 as compared to 1.80% for the three months ended December 31, 2024. Net interest rate spread increased 51 basis points to 2.29% for the six months ended December 31, 2025 as compared to 1.78% for the six months ended December 31, 2024.

Net interest margin increased 50 basis points to 2.54% for the three months ended December 31, 2025 as compared to 2.04% for the three months ended December 31, 2024. Net interest margin increased 47 basis points to 2.51% for the six months ended December 31, 2025 as compared to 2.04% for the six months ended December 31, 2024. The increase in net interest rate spread and margin during the three and six months ended December 31, 2025, was due to increases in interest income on loans and securities, as they continue to reprice at higher yields and the interest rates earned on new balances were higher than the historic low levels from the prior periods, and the reduction in deposit rates.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.83% and 2.31% for the three months ended December 31, 2025 and 2024, respectively, and was 2.81% and 2.30% for the six months ended December 31, 2025 and 2024, respectively.

Credit Quality and Provision for Credit Losses
•
Provision for credit losses amounted to $199,000 and $478,000 for the three months ended December 31, 2025 and 2024, respectively, and $1.5 million and $1.1 million for the six months ended December 31, 2025 and 2024, respectively. The provision for the six months ended December 31, 2025, was primarily attributable to an increase in loan volume and growth in securities held-to-maturity that require an allowance. The allowance for credit losses on loans to total loans receivable was 1.26% at December 31, 2025 as compared to 1.24% at June 30, 2025.

•
Commercial and commercial real estate loans classified as substandard and special mention totaled $36.8 million at December 31, 2025, and $39.4 million at June 30, 2025, a decrease of $2.6 million. The decrease in the loans classified during the period ended December 31, 2025, was primarily due to upgrades of commercial real estate loans that were considered to be performing and paying in accordance with the terms of their loan agreements and commercial real estate loans that were paid off during the period. Of the loans classified as substandard or special mention, $36.1 million were performing at December 31, 2025. There were no loans classified as doubtful or loss at December 31, 2025 or June 30, 2025.

•
Net charge-offs on loans amounted to $140,000 and $95,000 for the three months ended December 31, 2025 and 2024, respectively, an increase of $45,000. Net charge-offs totaled $200,000 and $209,000 for the six months ended December 31, 2025 and 2024, respectively. There were no material charge-offs in any loan segment during the three and six months ended December 31, 2025.

•
Nonperforming loans amounted to $3.3 million at December 31, 2025, and $3.1 million at June 30, 2025. The activity in nonperforming loans during the period included $586,000 in loan repayments, $73,000 in charge-offs or transfers to foreclosure, and $860,000 of loans placed into nonperforming status. At December 31, 2025 and June 30, 2025, nonperforming assets were 0.10% of total assets, respectively. At December 31, 2025, nonperforming loans were 0.20% of net loans as compared to 0.19% at June 30, 2025.

Noninterest Income and Noninterest Expense
•
Noninterest income decreased $719,000, or 18.6%, to $3.2 million for the three months ended December 31, 2025 compared to $3.9 million for the three months ended December 31, 2024. The decrease during the three months ended December 31, 2025 was primarily due to a $576,000 loss on sales of securities available-for-sale, a decrease in income earned on customer interest rate swap contracts of $209,000 and a $99,000 decrease in loan fees. Noninterest income decreased $470,000, or 6.2%, to $7.1 million for the six months ended December 31, 2025 as compared to $7.6 million for the six months ended December 31, 2024. The decrease during the six months ended December 31, 2025, was primarily due to a $576,000 loss on sales of securities available-for-sale and a decrease in loan fees of $103,000.

•
Noninterest expense increased $1.1 million, or 11.4%, to $10.5 million for the three months ended December 31, 2025 compared to $9.4 million for the three months ended December 31, 2024. The increase during the three months ended December 31, 2025, was primarily due to an increase of $570,000 in salaries and employee benefits, an increase of $234,000 in legal and professional fees, an increase of $193,000 of defined benefit pension expense due to the Board approved termination of the Pension Plan, and an increase of $154,000 in computer software, supplies and support expenses. This was partially offset by a $197,000 decrease in the unfunded commitment expense, due to a decrease in the Company’s contractual obligation to extend credit. Noninterest expense increased $1.6 million, or 8.4% to $20.5 million for the six months ended December 31, 2025 compared to $18.9 million for the six months ended December 31, 2024. The increase during the six months ended December 31, 2025, was primarily due to an increase of $848,000 in salaries and employee benefits costs, an increase of $276,000 in legal and professional fees, an increase of $252,000 in charitable contributions as the Bank made a $250,000 charitable donation to the Bank of Greene County Charitable Foundation, an increase of $239,000 in computer software, supplies and support fees, and an increase of $188,000 of defined benefit pension expense. This was partially offset by a $744,000 decrease in the unfunded commitment expense.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements. The effective tax rate was 10.9% and 11.9% for the three and six months ended December 31, 2025, and 7.3% and 6.9% for the three and six months ended December 31, 2024, respectively. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance and tax credits, to arrive at the effective tax rate. The increase during the three and six months ended December 31, 2025, is primarily due to higher pre-tax income and reflects a lower mix of tax-exempt income from municipal bonds, tax advantage loans, and bank owned life insurance in proportion to pre-tax income.

Balance Sheet Summary
•	Total assets of the Company were $3.1 billion at December 31, 2025 and $3.0 billion at June 30, 2025, an increase of $106.4 million, or 3.5%.

•
Total cash and cash equivalents for the Company were $124.1 million at December 31, 2025 and $183.1 million at June 30, 2025. The Company has continued to maintain strong capital and liquidity positions as of December 31, 2025.

•
Securities available-for-sale and held-to-maturity increased $89.7 million, or 7.9%, to $1.2 billion at December 31, 2025 as compared to $1.1 billion at June 30, 2025. Securities purchases totaled $459.6 million during the six months ended December 31, 2025, and consisted primarily of $219.3 million of U.S. Treasuries, $189.5 million of state and political subdivision securities, $37.9 million of mortgage-backed securities, $9.0 million of corporate debt securities, and $3.9 million of collateralized mortgage obligations. Principal pay-downs and maturities during the six months ended December 31, 2025 amounted to $364.9 million, primarily consisting of $180.0 million of U.S. Treasuries, $153.4 million of state and political subdivision securities, $21.3 million of mortgage-backed securities, $8.3 million of corporate debt securities, and $1.9 million of collateralized mortgage obligations.

•
Net loans receivable increased $58.6 million, or 3.6%, to $1.7 billion at December 31, 2025 as compared to $1.6 billion at June 30, 2025. Loan growth experienced during the six months ended December 31, 2025, consisted primarily of $43.5 million in commercial real estate loans, $12.9 million in commercial loans, and $6.5 million in home equity loans. The allowance for credit losses on loans increased $1.2 million, or 5.9%, to $21.3 million at December 31, 2025 as compared to $20.1 million at June 30, 2025. The increase in the allowance for credit losses was primarily attributable to an increase in loan volume.

•
Deposits totaled $2.6 billion at December 31, 2025 and June 30, 2025, respectively. The Company had $31.6 million and $51.6 million brokered deposits at December 31, 2025 and June 30, 2025, respectively. NOW deposits increased $48.1 million, or 2.5%, when comparing December 31, 2025 and June 30, 2025. Certificates of deposits decreased $22.2 million, or 9.7%, money market deposits decreased $16.1 million, or 15.7%, noninterest bearing deposits decreased $5.0 million, or 4.5%, and savings deposits decreased $3.6 million, or 1.4%, when comparing December 31, 2025 and June 30, 2025.

•
Borrowings amounted to $214.1 million at December 31, 2025 as compared to $128.1 million at June 30, 2025, an increase of $86.0 million. At December 31, 2025, borrowings included $180.0 million of overnight borrowings with the Federal Home Loan Bank of New York (“FHLB”), $29.9 million of Fixed-to-Floating Rate Subordinated Notes and $4.2 million of long-term borrowings with the FHLB. On October 1, 2025, the entire outstanding principal amount of the $20.0 million 4.75% Fixed-to-Floating Rate Subordinated Notes, due September 17, 2030 were redeemed. The redemption was funded by cash on hand.

•
Shareholders’ equity increased to $258.3 million at December 31, 2025 as compared to $238.8 million at June 30, 2025, resulting primarily from net income of $19.2 million and a decrease in accumulated other comprehensive loss of $1.8 million, partially offset by dividends declared and paid of $1.6 million.

Corporate Overview

Greene County Bancorp, Inc. is the holding company for the Bank of Greene County, and its subsidiary Greene County Commercial Bank. The Company is the leading provider of community-based banking services throughout the Hudson Valley and Capital Region of New York State. Its customers include individuals, businesses, municipalities and other institutions. Greene County Bancorp, Inc. (GCBC) is publicly traded on the Nasdaq Capital Market and is dedicated to promoting economic development and a high quality of life in the communities it serves. For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

Forward-Looking Statements

This earnings release contains statements about future events that constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “could,” “plan,” and other similar terms of expressions.  Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s control. These risks, uncertainties and other factors may cause the actual results, performance or achievements expressed in, or implied by, the forward-looking statements to differ materially from those contemplated by the forward-looking statements.  Factors that may cause such a difference include, but are not limited to, local, regional, national and international general economic conditions, including actual or potential stress in the banking industry, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, changes in customer deposit behavior, and market acceptance of the Company’s pricing, products and services.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the Securities and Exchange Commission, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For more information, please see our reports filed with the United States Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Measures

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules.

The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment and pre-provision net income. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. Refer to the tables on page 9 for Non-GAAP to GAAP reconciliations.

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months		At or for the Six Months
	Ended December 31,		Ended December 31,
Dollars in thousands, except share and per share data	2025	2024	2025	2024
Interest income	$33,497	$29,418	$65,120	$57,187
Interest expense	14,438	15,350	28,541	29,983
Net interest income	19,059	14,068	36,579	27,204
Provision for credit losses	199	478	1,456	1,112
Noninterest income	3,156	3,875	7,142	7,612
Noninterest expense	10,459	9,386	20,520	18,936
Income before taxes	11,557	8,079	21,745	14,768
Tax provision	1,265	589	2,583	1,017
Net income	$10,292	$7,490	$19,162	$13,751

Basic and diluted EPS	$0.60	$0.44	$1.13	$0.81
Weighted average shares outstanding	17,026,828	17,026,828	17,026,828	17,026,828
Dividends declared per share (4)	$0.10	$0.09	$0.20	$0.18

Selected Financial Ratios
Return on average assets(1)	1.33%	1.05%	1.27%	0.99%
Return on average equity(1)	16.27%	13.84%	15.45%	12.89%
Net interest rate spread(1)	2.34%	1.80%	2.29%	1.78%
Net interest margin(1)	2.54%	2.04%	2.51%	2.04%
Fully taxable-equivalent net interest margin(2)	2.83%	2.31%	2.81%	2.30%
Efficiency ratio(3)	47.08%	52.31%	46.93%	54.39%
Non-performing assets to total assets			0.10%	0.14%
Non-performing loans to net loans			0.20%	0.26%
Allowance for credit losses on loans to non-performing loans			654.22%	497.93%
Allowance for credit losses on loans to total loans			1.26%	1.30%
Shareholders’ equity to total assets			8.21%	7.37%
Dividend payout ratio(4)			17.70%	22.22%
Actual dividends paid to net income(5)			8.17%	22.33%
Book value per share			$15.17	$12.83

(1) Ratios are annualized when necessary.
(2) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.
(3) The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4) The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share. No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
(5) Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months ended March 31, 2024, June 30, 2024, March 31, 2025, June 30, 2025, September 30, 2025, and December 31, 2025. Dividends declared during the three months ended September 30, 2024, and December 31, 2024, were paid to the MHC.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At December 31, 2025	At June 30, 2025
Dollars In thousands, except share data
Assets
Cash and due from banks	$8,802	$12,788
Interest-bearing deposits	115,286	170,290
Total cash and cash equivalents	124,088	183,078

Long term certificate of deposit	1,225	1,425
Securities available-for-sale, at fair value	411,590	356,062
Securities held-to-maturity, at amortized cost, net of allowance for credit losses of $616 and $548 at December 31, 2025 and June 30, 2025	810,294	776,147
Equity securities, at fair value	398	402
Federal Home Loan Bank stock, at cost	10,224	5,504

Loans receivable	1,687,184	1,627,406
Less: Allowance for credit losses on loans	(21,334)	(20,146)
Net loans receivable	1,665,850	1,607,260

Premises and equipment, net	15,285	15,232
Bank owned life insurance	67,466	59,795
Accrued interest receivable	17,985	16,381
Prepaid expenses and other assets	22,590	19,323
Total assets	$3,146,995	$3,040,609

Liabilities and shareholders’ equity
Noninterest bearing deposits	$105,171	$110,163
Interest bearing deposits	2,535,869	2,529,672
Total deposits	2,641,040	2,639,835

Borrowings, short-term	180,000	74,000
Borrowings, long-term	4,189	4,189
Subordinated notes payable, net	29,929	49,867
Accrued expenses and other liabilities	33,569	33,881
Total liabilities	2,888,727	2,801,772
Total shareholders’ equity	258,268	238,837
Total liabilities and shareholders’ equity	$3,146,995	$3,040,609
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

The above information is preliminary and based on the Company’s data available at the time of presentation.

Non-GAAP to GAAP Reconciliations

The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended December 31,		For the six months ended December 31,
(Dollars in thousands)	2025	2024	2025	2024
Net interest income (GAAP)	$19,059	$14,068	$36,579	$27,204
Tax-equivalent adjustment(1)	2,174	1,867	4,284	3,579
Net interest income-fully taxable-equivalent basis (non-GAAP)	$21,233	$15,935	$40,863	$30,783

Average interest-earning assets (GAAP)	$2,997,338	$2,756,263	$2,913,344	$2,672,922
Net interest margin-fully taxable-equivalent basis (non-GAAP)	2.83%	2.31%	2.81%	2.30%

 (1) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and six months ended December 31, 2025 and 2024, 4.44% for New York State income taxes for the three and six months ended December 31, 2025 and 2024.

The following table summarizes the adjustments made to arrive at pre-provision net income.

	For the three months ended December 31,
(Dollars in thousands)	2025	2024
Net income (GAAP)	$10,292	$7,490
Provision for credit losses	199	478
Pre-provision net income (non-GAAP)	$10,491	$7,968

	For the six months ended December 31,
(Dollars in thousands)	2025	2024
Net income (GAAP)	$19,162	$13,751
Provision for credit losses	1,456	1,112
Pre-provision net income (non-GAAP)	$20,618	$14,863

The above information is preliminary and based on the Company’s data available at the time of presentation.